Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
SECOND QUARTER 2014 DIVIDEND OF $0.38 PER SHARE

AND ANNOUNCES MARCH 31, 2014 FINANCIAL RESULTS

SECOND QUARTER 2014 DIVIDEND DECLARED

New York, NY —May 6, 2014— Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a second quarter dividend of $0.38 per share, payable on June 30, 2014 to stockholders of record as of June 16, 2014.

MARCH 31, 2014 FINANCIAL RESULTS

Ares Capital also announced financial results for its first quarter ended March 31, 2014.

HIGHLIGHTS

Financial

	Q1-14			Q1-13
(in millions, except per share data)	Total Amount	Per Share(1)		Total Amount	Per Share(1)
Core EPS (2)		$0.38			$0.38
Net investment income	$112.3	$0.38		$99.1	$0.40
Net realized gains	$12.1	$0.04		$11.7	$0.04
Net unrealized losses	$(7.4)	$(0.03)		$(30.4)	$(0.12)
GAAP net income	$117.0	$0.39		$80.4	$0.32
Dividends declared and payable		$0.43	(3)		$0.38

	As of March 31,		As of December 31,
(in millions, except per share data)	2014	2013	2013
Portfolio investments at fair value	$7,799.6	$6,030.5	$7,632.9
Total assets	$8,199.5	$6,353.1	$8,141.5
Stockholders equity	$4,898.6	$3,978.6	$4,904.4
Net assets per share	$16.42	$15.98	$16.46

(1) All per share amounts are basic and diluted.

(2) Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(3) For the three months ended March 31, 2014, the dividend paid includes an additional dividend of $0.05 per share.

Portfolio Activity

(dollar amounts in millions)	Q1-14	Q1-13	Q4-13
Portfolio Activity During the Period:
Gross commitments	$852.1	$410.0	$1,246.6
Exits of commitments	$849.2	$221.7	$832.7

Portfolio as of the End of the Period:
Number of portfolio company investments	195	156	193
Weighted average yield of debt and other income producing securities:
At amortized cost(4)	10.2%	11.1%	10.4%
At fair value(5)	10.2%	11.0%	10.4%
Weighted average yield on total investments:
At amortized cost(6)	9.2%	9.9%	9.4%
At fair value(7)	9.1%	9.8%	9.3%

(4)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at amortized cost.

(5)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at fair value.

(6)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total investments at amortized cost.

(7)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total investments at fair value.

FIRST QUARTER 2014 OPERATING RESULTS

For the quarter ended March 31, 2014, Ares Capital reported GAAP net income of $117.0 million or $0.39 per share (basic and diluted), Core EPS(2) of $0.38 per share (basic and diluted), net investment income of $112.3 million, or $0.38 per share (basic and diluted), and net realized and unrealized gains of $4.7 million or $0.01 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of March 31, 2014, total assets were $8.2 billion, stockholders’ equity was $4.9 billion and net asset value per share was $16.42.

In the first quarter of 2014, Ares Capital made $852.1 million in new commitments, including commitments to eight new portfolio companies, 12 existing portfolio companies and four additional portfolio companies through the Senior Secured Loan Fund LLC, which operates using the name “Senior Secured Loan Program” (the “SSLP”) through which Ares Capital co-invests with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together, “GE”) to fund first lien senior secured loans.  Of these new commitments, 23 were sponsored transactions.  As of March 31, 2014, 133 separate private equity sponsors were represented in Ares Capital’s portfolio.  Of the $852.1 million in new commitments made during the first quarter of 2014, approximately 82% were in first lien senior secured debt, 7% were in subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans through the SSLP, 7% were in senior subordinated loans, 2% were in second lien senior secured loans, 1% were in preferred equity securities and 1% were in other equity securities.  Of these commitments, 92% were in floating rate debt securities, of which 92% contained interest rate floors and the remaining 8% were in the subordinated certificates of the SSLP to make co-investments with GE in floating rate first lien senior secured loans through the SSLP, all of which contained interest rate floors. Ares Capital may seek to syndicate a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

During the first quarter of 2014, significant new commitments included:

•                  $199 million in first lien senior secured revolving and term loans of an on-demand supply chain automation solutions provider to the healthcare industry;

•                  $129 million in first lien senior secured revolving and term loans of an anesthesia management services provider;

•                  $108 million in first lien senior secured revolving and term loans of a sports equipment and accessories developer;

•                  $61 million in the subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans to four portfolio companies in a variety of industries;

•                  $61 million in a first lien senior secured term loan of a third party claims administrator to insurance carriers;

•                  $50 million in a senior subordinated loan of a gas turbine power generation facilities operator;

•                  $38 million in a first lien senior secured term loan of a fast food restaurant operator;

•                  $33 million in first lien senior secured delayed draw and term loans of a dental services provider; and

•                  $32 million in first lien senior secured revolving and term loans of an outsourced healthcare linen solutions provider.

Also during the first quarter of 2014, Ares Capital exited approximately $849.2 million of investment commitments.

The fair value of Ares Capital’s portfolio investments at March 31, 2014 was $7.8 billion, including $7.0 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 45% of first lien senior secured loans, 15% of second lien senior secured loans, 24% of subordinated certificates of the SSLP (the proceeds of which were applied to co-investments with GE in first lien senior secured loans through the SSLP), 5% of senior subordinated debt securities, 3% of preferred equity securities and 8% of other equity and other securities. As of March 31, 2014, the weighted average yield of debt and other income producing securities in the portfolio at fair value was 10.2%(3) (10.2% at amortized cost(4)), the weighted average yield on total investments in the portfolio at fair value was 9.1%(5) (9.2% at amortized cost(6)), and 81% of the total investments at fair value were in floating rate securities.

Chief Executive Officer Michael Arougheti commented, “We reported solid first quarter core earnings which fully covered our regular quarterly dividend of $0.38 per share.  Our portfolio continues to perform well as evidenced by additional net realized gains and stable non-accrual statistics.  We believe our outlook is positive and we will seek to continue to deliver long term value to our shareholders.”

President Kipp deVeer added, “During the first quarter, we leveraged our broad platform to originate attractive investment opportunities and close on a select group of new investments, mostly in floating rate senior secured loans to leading middle-market businesses. In addition, consistent with our stated strategy of investing in areas where the banking sector is reducing exposure, we have continued to broaden our reach with the addition of a new investment team based in Dallas focused on senior and subordinated debt opportunities in the oil and gas industry.  Given our meaningful capacity for new investments, we believe we are well positioned to be opportunistic in a number of direct lending asset classes.”

PORTFOLIO QUALITY

Ares Capital Management LLC, Ares Capital’s investment adviser, employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of March 31, 2014, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.1 and loans on non-accrual status represented 3.2% of total investments at amortized cost (or 1.9% at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2014, Ares Capital had $146.6 million in cash and cash equivalents and $3.1 billion in aggregate principal amount of debt outstanding ($3.1 billion in carrying value). Subject to leverage and borrowing base restrictions, Ares Capital had approximately $2.1 billion available for additional borrowings under its existing credit facilities as of March 31, 2014.

In January 2014, Ares Capital issued an additional $150 million aggregate principal amount of its senior unsecured notes that mature on November 30, 2018 and bear interest at a rate of 4.875% per year (the “Additional 2018 Notes”) at a premium of 102.7% of their principal amount.  Total proceeds from the issuance of the Additional 2018 Notes, net of underwriting discounts and offering costs, were approximately $151.9 million.

In March 2014, Ares Capital entered into an agreement to amend and restate its senior secured revolving credit facility (as amended and restated, the “Revolving Credit Facility”). The amendment and restatement, among other things, (a) extended the expiration of the revolving period from May 4, 2017 to May 4, 2018, during which period Ares Capital, subject to certain conditions, may make borrowings under the facility, (b) extended the stated maturity date from May 4, 2018 to May 4, 2019 and (c) increased the size of the letter of credit sub-facility from $125 million to $200 million. Commitments under the amended Revolving Credit Facility increased from $1.06 billion to $1.17 billion.

FIRST QUARTER 2014 DIVIDEND

For the three months ended March 31, 2014, Ares Capital declared on February 26, 2014 a dividend of $0.38 per share for a total of approximately $113.2 million. The record date for the dividend was March 14, 2014 and the dividend was paid on March 31, 2014. Additionally, for the three months ended March 31, 2014, Ares Capital previously declared on November 5, 2013 an additional dividend of $0.05 per share for a total of $14.9 million, which was paid on March 28, 2014 to stockholders of record as of March 14, 2014.

RECENT DEVELOPMENTS

From April 1, 2014 through April 30, 2014, Ares Capital made new investment commitments of $303 million, of which $223 million were funded. Of these new commitments, 71% were in first lien senior secured loans, 18% were in second lien senior secured loans, 10% were investments in subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans through the SSLP and 1% were in other equity securities. Of the $303 million of new investment commitments, 90% were floating rate, 9% were fixed rate and 1% were non-interest bearing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 8.6%. Ares Capital may seek to syndicate a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

From April 1, 2014 through April 30, 2014, Ares Capital exited $401 million of investment commitments. Of these investment commitments, 48% were first lien senior secured loans, 47% were second lien senior secured loans, 3% were investments in subordinated certificates of the SSLP, 1% were senior subordinated loans and 1% were other equity securities. Of the $401 million of exited investment commitments, 98% were floating rate, 1% were fixed rate and 1% were non-interest bearing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 8.8%. On the $401 million of investment commitments exited from April 1, 2014 through April 30, 2014, Ares Capital recognized total net realized gains of approximately $3 million.

In addition, as of April 30, 2014, Ares Capital had an investment backlog and pipeline of approximately $235 million and $475 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or signed commitment has been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment has been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital’s due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may syndicate a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that Ares Capital will make any of these investments or that Ares Capital will syndicate any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, May 6, 2014, at 12:00 p.m. (ET) to discuss its financial results for the first quarter ended March 31, 2014. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 0823252 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through May 19, 2014 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10043782. An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company, and is externally managed by a wholly owned subsidiary of Ares Management LLC. (“Ares Management”). Ares Management is a global alternative asset manager and a SEC-registered investment adviser with approximately $74 billion of assets under management as of December 31, 2013. For more information, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at http://www.arescapitalcorp.com. The information on Ares Capital’s website is not and should not be deemed to be incorporated by reference herein.

CONTACT

Carl G. Drake
Ares Capital Corporation
888-818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Amounts in thousands, except per share data)

	As of
	March 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $7,711,474 and $7,537,403, respectively)	$7,799,596	$7,632,897
Cash and cash equivalents	146,639	149,629
Interest receivable	141,248	123,981
Receivable for open trades	6,920	128,566
Other assets	105,120	106,431
Total assets	$8,199,523	$8,141,504
LIABILITIES
Debt	$3,058,693	$2,986,275
Management and incentive fees payable	122,849	139,208
Accounts payable and other liabilities	77,263	68,649
Interest and facility fees payable	41,383	42,828
Payable for open trades	769	100
Total liabilities	3,300,957	3,237,060
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 500,000 common shares authorized, 298,270 and 297,971 common shares issued and outstanding, respectively	298	298
Capital in excess of par value	4,987,734	4,982,477
Accumulated overdistributed net investment income	(24,576)	(8,785)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt and other assets	(152,995)	(165,040)
Net unrealized gain on investments and foreign currency transactions	88,105	95,494
Total stockholders’ equity	4,898,566	4,904,444
Total liabilities and stockholders’ equity	$8,199,523	$8,141,504
NET ASSETS PER SHARE	$16.42	$16.46

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands, except per share data)

	For the three months ended March 31,
	2014	2013
	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest income from investments	$173,524	$144,177
Capital structuring service fees	20,898	5,991
Dividend income	30,726	32,089
Management and other fees	5,952	4,498
Other income	8,619	8,300
Total investment income	239,719	195,055
EXPENSES:
Interest and credit facility fees	52,493	39,347
Base management fees	30,084	23,218
Incentive fees	29,253	20,085
Administrative fees	3,743	2,592
Other general and administrative	6,430	6,912
Total expenses	122,003	92,154
NET INVESTMENT INCOME BEFORE INCOME TAXES	117,716	102,901
Income tax expense, including excise tax	5,380	3,804
NET INVESTMENT INCOME	112,336	99,097
NET REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS
Net realized gains	12,117	11,678
Net unrealized losses	(7,389)	(30,433)
Net realized and unrealized gains (losses) on investments and foreign currency transactions	4,728	(18,755)
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	(72)	—
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$116,992	$80,342
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.39	$0.32
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING — BASIC AND DILUTED	297,972	248,658

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended March 31, 2014 and 2013 are provided below.

	For the three months ended March 31,
	2014	2013
	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.38	$0.38
Net realized and unrealized gains (losses)	0.01	(0.08)
Incentive fees attributed to net realized and unrealized gains and losses	—	0.02
Income tax expense related to realized gains	—	—
Basic and diluted GAAP EPS	$0.39	$0.32

(1)         Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.